Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares, Inc.	Contact: Doug Haskett
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: (804) 443-8460
Fax: (804) 445-1047
July 23, 2010
For Immediate Release

Eastern Virginia Bankshares Announces Increased Loan Loss Reserves, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported its results of operations for the three and six months ended June 30, 2010 and announced a dividend declaration.

Key Highlights

After a process of evaluating our credit portfolio in this difficult economic environment, and in light of recent evidence that suggests that economic growth may remain weak for an extended period, EVBS announces that it has significantly increased its provision for loan losses. While this action has an immediate recognition of a loss for the quarter and the results of operations year to date, it is necessary as we aggressively identify and resolve our problem loans.

For the three months ended June 30, 2010, EVBS reported a net operating loss of ($6.0) million, an increase of $4.2 million over the net operating loss of ($1.8) million reported for the same period of 2009. The net loss to common shareholders increased to ($6.3) million, or ($1.06) per common share, assuming dilution, compared to a net loss of ($2.1) million or ($0.36) per common share in 2009. For the first six months of 2010, the net operating loss was ($4.6) million, an increase of $3.6 million over the net operating loss of ($1.0) million reported for the same period of 2009. The net loss to common shareholders increased to ($5.4) million, or ($0.90) per common share, assuming dilution, compared to a net loss of ($1.8) million in 2009 or ($0.30) per common share. Continued economic weaknesses necessitated a significant increase in our provision for loan losses and was the primary driver of our financial results for the quarter. For the three and six months ended June 30, 2010 the provision for loan losses was $12.6 million and $14.5 million, respectively, as compared to $750 thousand and $1.7 million for the same periods of 2009. The difference between net operating loss and net loss to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

Joe A. Shearin, President and Chief Executive Officer, commented, “The economic environment remains very weak and continues to negatively impact our loan portfolio. We continue to see declining real estate values and increased stress on our customers’ ability to pay their loans as agreed, due to historically high unemployment levels. We remain very diligent and focused on the day-to-day management of the credit quality of our loan portfolio and believe that our decision to take this action to increase our reserve for loan losses is in the best interests of our company. We are fully committed to quickly and aggressively addressing our problem loans. Management and the Board are optimistic that we are moving in the right direction and will continue to pursue economically feasible and prudent measures to decrease our non-performing assets. We believe the additional provision for loan losses is a prudent measure against potential losses inherent in the portfolio and are confident that our capital is sufficient to remain above well capitalized thresholds as we manage our company through these difficult times. Given our reduced earnings performance, we have reduced our dividend to retain capital in our company and we are hopeful that our decision to reduce our dividend will be temporary. The Board of Directors declared a dividend of $0.01 per share payable on August 16, 2010 to shareholders of record as of August 2, 2010.”

Operations Analysis

On a more positive note, net interest income for the three months ended June 30, 2010 was $8.9 million, an increase of $756 thousand or 9.2% over the same quarter of last year. This increase was primarily due to an increase in the net interest margin (tax equivalent basis) from 3.31% in the second quarter of 2009 to 3.65% for the second quarter of 2010. Net interest income for the six months ended June 30, 2010 was $18.0 million, an increase of $2.2 million or 14.0% over the same period of last year. The year-over-year increase in the net interest margin was driven by lower deposit costs due to our deposit re-pricing strategy over the last 18 months, substantial reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transactional accounts. This has resulted in the average cost of interest-bearing deposits falling 97 basis points to 1.69% for the six months ended June 30, 2010, while the yield on average interest-earning assets declined 31 basis points to 5.51% for the same period.

Noninterest income for the three months ended June 30, 2010 was $3.1 million, an increase of $5.4 million over the noninterest loss of ($2.3) million reported for the same period of 2009. For the second quarter of 2010, noninterest income includes $1.5 million in gains on the sale of investment securities and $78 thousand in charge-offs on investment securities, while during the second quarter of 2009, noninterest loss includes $29 thousand in gains on the sale of investment securities and $3.9 million in impairment losses on investment securities. For the six months ended June 30, 2010, noninterest income was $5.2 million, compared to a noninterest loss of ($712) thousand for the same period of 2009. In addition to the aforementioned items affecting the quarter-over-quarter comparison of noninterest income (loss), during the six months ended June 30, 2010, noninterest income included a $604 thousand gain on bank owned life insurance which was not present during the same period of 2009.

Noninterest expense for the three months ended June 30, 2010 was $8.8 million, an increase of $736 thousand over the $8.0 million reported for the three months ended June 30, 2009. For the six months ended June 30, 2010, noninterest expense was $16.7 million, compared to $15.4 million for the same year to date period of 2009. Salaries and employee benefits increased $426 thousand year-over-year due to a decrease in deferred loans costs and an increase in employee related benefits. Marketing and advertising increased $183 thousand year-over-year due to increased media ads and other programs related to our 100th anniversary celebration. Lending expenses increased $506 thousand year-over-year primarily due to higher collection and repossession expenses related to non-performing loans. Merger related expenses decreased $308 thousand year-over-year due to the termination of the merger agreement with First Capital Bancorp during the fourth quarter of 2009.

The return on average assets (ROA) and return on average equity (ROE) for the three months ended June 30, 2010 were (2.30%) and (30.63%), respectively compared to (0.78%) and (11.28%), respectively for the three months ended June 30, 2009. ROA was primarily impacted by the increase in the quarter-over-quarter net loss of $4.2 million. ROE was impacted not only by the increased net loss, but by an increase in average common equity of $6.8 million. For the six months ended June 30, 2010, ROA and ROE were (0.98%) and (13.13%), respectively compared to (0.33%) and (4.07%), respectively for the same period of 2009. ROA was impacted by the increase in the year-over-year net loss of $3.6 million and by an increase in average assets of $14.1 million. ROE was impacted not only by the increased net loss, but also by a decrease in average common equity of $4.7 million.

Balance Sheet and Asset Quality

For the three months ended June 30, 2010, the provision for loan losses were $12.6 million, an increase of $11.9 million over the $750 thousand reported for the same period of 2009. Total net charge-offs for the second quarter of 2010 were $6.0 million compared to $405 thousand for the same period one year earlier. For the six months ended June 30, 2010, the provision for loans losses were $14.5 million, an increase of $12.8 million over the $1.7 million reported for the same period in 2009. Total net charge-offs for the year to date period June 30, 2010 were $6.6 million compared to $705 thousand for the first six months of 2009. As of June 30, 2010, the allowance for loan losses represented 2.37% of total loans, up from 1.57% at March 31, 2010 and 1.38% at June 30, 2009. As of June 30, 2010, this allowance covers 86.7% of nonaccrual loans and 54.6% of nonperforming loans.

For the second quarter of 2010, net charge-offs to average loans outstanding were 2.83% compared to 0.20% for the second quarter of 2009. Net charge-offs to average loans outstanding for the six months ended June 30, 2010 were 1.55% compared to 0.17% for the same six month period in 2009. Nonperforming assets to total loans and other real estate owned (OREO) was 4.91% as of June 30, 2010, compared to 4.64% at March 31, 2010 and to 3.09% at June 30, 2009. Nonperforming assets were $41.7 million as of June 30, 2010, compared to $40.1 million at March 31, 2010 and $25.8 million as of June 30, 2009. Of these assets, nonaccrual loans, the single largest category in nonperforming loans, were $23.1 million at June 30, 2010, compared to $22.1 million at March 31, 2010 and $8.7 million at June 30, 2009. Included in nonperforming assets are loans classified as troubled debt restructurings (TDRs). In general, the modification or restructuring of a loan constitutes a TDR when we grant a concession to a borrower experiencing financial difficulty. As of June 30, 2010, TDR loans were $9.3 million, compared to $9.0 million at March 31, 2010 and $4.2 million at June 30, 2009.

Total assets increased $1.8 million or 0.2% to $1.1 billion between June 30, 2009 and June 30, 2010. Between June 30, 2009 and June 30, 2010, investment securities decreased $18.9 million or 11.2% to $149.9 million, but were up $11.6 million sequentially from March 31, 2010. Loans, net of unearned income increased $11.3 million from June 30, 2009 to $844.1 million at June 30, 2010 and were down $8.9 million from $853.1 million as of December 31, 2009. Total deposits increased $9.9 million or 1.2% from $848.3 million at June 30, 2009 to $858.2 million at the end of the second quarter 2010. Year to date average loans accruing interest were $834.5 million as of June 30, 2010, an increase of $20.9 million or 2.6% compared to the same period in 2009. Year to date average total deposits were $852.9 million as of June 30, 2010, an increase of $9.7 million or 1.2% compared to the same period in 2009.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	changes in the interest rates affecting our deposits and our loans;

•	our ability to assess and manage our asset quality;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information	Three months ended		Six months ended
(dollars in thousands, except per share data)	June 30,		June 30,
	2010	2009	2010	2009
Statement of Operations
Interest and dividend income	$13,394	$14,656	$27,054	$28,589
Interest expense	4,447	6,464	9,097	12,833

Net interest income	8,947	8,192	17,957	15,756
Provision for loan losses	12,625	750	14,475	1,650

Net interest income (loss) after provision for loan losses	(3,678)	7,442	3,482	14,106

Service charges and fees on deposit accounts	929	948	1,791	1,882
Other noninterest income	321	355	640	699
Debit/credit card fees	359	315	654	584
Gain on sale of available for sale securities, net	1,518	29	1,531	37
Gain on sale of fixed assets	17	—	17	—
Gain on sale of other real estate owned	49	7	80	25
Gain on bank owned life insurance	—	—	604	—
Impairment/charge-offs—securities	(77)	(3,923)	(77)	(3,939)

Noninterest income (loss)	3,116	(2,269)	5,240	(712)

Salaries and employee benefits	4,303	3,871	8,293	7,867
Occupancy and equipment	1,351	1,343	2,629	2,535
FDIC expense	553	807	1,021	1,107
Other noninterest expenses	2,564	2,015	4,713	3,906

Noninterest expenses	8,771	8,036	16,656	15,415

(Loss) before income taxes	(9,333)	(2,863)	(7,934)	(2,021)
Income tax (benefit)	(3,367)	(1,092)	(3,302)	(973)

Net (loss)	$(5,966)	$(1,771)	$(4,632)	$(1,048)
Less: Effective preferred dividend	373	372	746	714

Net (loss) to common shareholders	$(6,339)	$(2,143)	$(5,378)	$(1,762)

(Loss) per common share: basic	$(1.06)	$(0.36)	$(0.90)	$(0.30)
diluted	$(1.06)	$(0.36)	$(0.90)	$(0.30)
Selected Ratios
Return on average assets	-2.30%	-0.78%	-0.98%	-0.33%
Return on average common equity	-30.63%	-11.28%	-13.13%	-4.07%
Net interest margin (tax equivalent basis)	3.65%	3.31%	3.68%	3.24%
Period End Balances
Loans, net of unearned income	$844,120	$832,771	$844,120	$832,771
Total assets	1,099,814	1,098,002	1,099,814	1,098,002
Total deposits	858,189	848,271	858,189	848,271
Total borrowings	131,928	134,910	131,928	134,910
Total capital	99,896	101,059	99,896	101,059
Shareholders’ equity	75,896	77,059	75,896	77,059
Book value per common share	12.75	13.02	12.75	13.02
Average Balances
Loans, net of unearned income and nonaccrual loans	$834,280	$817,787	$834,534	$813,622
Total earning assets	1,003,285	1,018,023	1,004,628	1,004,893
Total assets	1,103,570	1,103,545	1,104,260	1,090,200
Total deposits	856,965	857,677	852,915	843,183
Total borrowings	130,647	135,072	135,577	136,514
Total capital	107,002	100,216	106,603	99,547
Shareholders’ equity	83,002	76,216	82,603	87,327
Asset Quality at Period End
Allowance for loan losses	20,046	11,487	20,046	11,487
Nonperforming assets	41,670	25,846	41,670	25,846
Net charge-offs	6,041	406	6,584	705
Net charge-offs to average loans	2.83%	0.20%	1.55%	0.17%
Allowance for loan losses to period end loans	2.37%	1.38%	2.37%	1.38%
Nonperforming assets to total loans & OREO	4.91%	3.09%	4.91%	3.09%
Other Information
Number of shares outstanding - period end	5,954,756	5,917,455	5,954,756	5,917,455
Average shares outstanding - basic	5,968,520	5,914,396	5,967,960	5,909,902
Average shares outstanding - diluted	5,968,520	5,914,396	5,967,960	5,909,902